                                                                                                                            Exhibit 10.54

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2020 (the “Effective Date”) by and between Donald Polk Bassell (the “Executive”) and GPM INVESTMENTS, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Executive has been employed by the Company as Chief Financial Officer pursuant to the terms and provisions of that certain Executive Employment Agreement between the Company and the Executive, dated as of April 1, 2014.

WHEREAS, the Company and the Executive desire to amend and restate the Executive’s terms of employment by the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue his employment by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.Term. The Executive's employment hereunder shall be effective on the Effective Date and shall continue until the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”  Executive's employment under this Agreement shall be extended automatically for one (1) additional year as of the expiration of the initial five-year Employment Term and as of each subsequent anniversary thereafter, unless at least ninety (90) days prior to the expiration of the initial five-year Employment Term or any one-year renewal thereafter, as the case may be, the Company or Executive gives written notice to the other party hereto that the Employment Term shall not be so extended.

2.Position and Duties.

2.1Position. During the Employment Term, the Executive shall continue to serve as the Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”). In such position, the Executive shall have such duties, authority, and responsibilities as determined from time to time by the CEO.

2.2Duties. During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO, which will not be unreasonably withheld; provided that the foregoing shall not prevent the Executive from the following so long as the following do not interfere with Executive devoting his business time and attention to the performance of the Executive's duties hereunder: (i)  participating in charitable, civic, educational, professional, community or industry affairs, and (ii) managing the Executive’s personal investments and personal and legal affairs.

3.Place of Employment. The principal place of the Executive's employment shall be the Company's principal executive office currently located in Richmond, Virginia; it being understood that the Executive will be required to travel on Company business from time-to-time during the Employment Term.

4.Compensation.

4.1Base Salary. The Company shall pay the Executive an annual rate of base salary of no less than $370,302 (the “Base Salary”) in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws. A performance and compensation review will be conducted annually and the Base Salary shall be subject to discretionary review by the CEO for increase (but not decrease).  The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.2Signing Bonus.  The Company shall pay the Executive a lump sum cash signing bonus of $50,000 (the “Signing Bonus”) within thirty (30) days following the Effective Date; provided that, the Executive shall repay a pro rata portion of the Signing Bonus if, prior to the 3rd anniversary of the Effective Date, the Executive terminates Executive’s employment without Good Reason (as defined below) or is terminated by the Company for Cause (as defined below); such proration to be calculated monthly on a straight-line basis over three years; provided that if the transaction under the Asset Purchase Agreement signed with Empire Petroleum Partners, LLC in December 2019 (as such Asset Purchase Agreement may be amended) closes; Executive’s obligation to repay any portion of the Signing Bonus shall cease as of the date such transaction closes.

4.3Car Allowance.  Subject to Executive’s signing of an Acknowledgement of the Company’s Car Allowance Policy (or such signature already being on file), Executive shall receive a car allowance of $600.00 per month in accordance with GPM’s car allowance policy, subject to all withholdings and deductions as required by law.  Except to the extent reimbursed as part of business travel expenses, gas must be purchased at a GPM operated or supplied store using a GPM-provided fleet card or, to the extent GPM’s fleet card cannot be used at such store, a receipt must be submitted on a monthly expense report.

4.4Phone Expenses.  Executive shall be entitled to participate in GPM’s cellphone program.

4.5D&O Insurance.  The Company agrees to include Executive as a covered officer on all of the Company’s D&O policies.

4.6Quarterly Bonus.  The Company shall pay a quarterly bonus of $35,000 (the “Quarterly Bonus”) payable in the first payroll cycle in January, April, July, and October of each year, with the first Quarterly Bonus to be paid in Executive’s October 2, 2020 paycheck.  In order to be eligible to receive such Quarterly Bonus, Executive must be employed by the Company on the last date of the prior calendar quarter (e.g. as of September 30, 2020 for the payment to be made on October 2, 2020).

4.7Other Bonus Plans. In addition to the Base Salary and the Quarterly Bonus, the Executive shall be entitled to participate in the bonus plan generally made available to other senior salaried corporate employees of the Company, with the calculation to be based on Executive’s Base Salary (excluding the Quarterly Bonus).  It is understood that the Company may amend or terminate its general bonus plans at any time in accordance with the terms thereof, provided, however that the level of general bonus provided to Executive in the aggregate is no less favorable than the best benefits to senior executives of the Company.  For 2020, the current bonus target for the Executive Bonus is 25% of the Base Salary, assuming the Company meets its budget for 2020.

4.8IPO.  In the event the Company completes an IPO (as defined below), then the Executive will receive equity (or equity-equivalents, such as options) as part of a customary plan for executives which is created as part of such IPO and subject to the vesting requirements of such plan.  Any award shall be governed by the terms and conditions of the applicable plan and the applicable award agreements and any standstill agreements generally applicable to other executives of the Company.  The Executive shall have no rights as a member of the Company or any of its affiliates as a result of this Section 4.8.

4.9Payment Upon Sale of the Company. In the event a sale of all or substantially all of the assets of the Company, or a sale of all of the equity of the Company (each, a “Sale of the Company”) prior to the termination of Executive’s employment with the Company or, a Sale of the Company occurs under a fully executed agreement entered into within one hundred eighty (180) days following termination of the Executive's employment without Cause or the Executive's resignation with Good Reason, and so long as Executive is otherwise in compliance with Sections 7 through 9 hereof and executes a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company, the Company shall pay to Executive an amount as part of a customary plan for executives which is created as part of such Sale of the Company (the “SoC Payment”).  Payment of the SoC Payment shall be made within sixty (60) days following consummation of the Sale of the Company.  This Section 4.9 and all amounts payable on a Sale of the Company shall terminate, and no longer be payable, upon an IPO.

4.10Discretionary Bonus. In addition to the Base Salary, the car allowance, and the equity and bonus opportunities referred to in Sections 4.6-4.0, the Executive shall be eligible to receive discretionary bonuses as determined by the CEO or the Board of Directors of the Company (the “Board”).  The payment of such discretionary bonuses shall not create an entitlement to any discretionary bonus in the future.

4.11Paid Time-Off. During the Employment Term, the Executive shall receive paid time-off in accordance with the Company’s policies for salaried employees as such policies may exist from time to time, but in no event less than twenty-three (23) calendar days of paid time off days per calendar year, in addition to Company-recognized paid holidays.

4.12Employee Benefits. During the Employment Term, in addition to the other compensation and benefits described herein, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, including the Company’s Non-Qualified Deferred Compensation Plan (collectively, “Employee Benefit Plans”). The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.13Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company’s then-current expense reimbursement policies and procedures.

4.14Definitions.  As used in this Agreement, the following terms have the following definitions:

(a)“Cause” means (i) reasonable determination of the Board of Directors of the Company (the “Board”) that there has been misconduct by Executive that is materially injurious to the Company or that results in Executive's inability to substantially perform his duties for the Company, (ii) the Board's reasonable determination that Executive failed to carry out or comply with any lawful and reasonable directive of the Board or CEO consistent with the terms of this Agreement, (iii) Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (iv) the Board's reasonable determination of Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's (or any affiliate's) premises or while performing Executive's duties and responsibilities under this Agreement, (v) Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates other than inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or actions that are not materially injurious to the Company, (vi) Executive's material violation of any provision of this Agreement, any other written agreement between the Company and Executive, or any material Company policy, (vii) Executive's willful and prolonged, and unexcused absence from work (other than by reason of disability due to physical or mental illness), or (viii) the Board's reasonable determination of any unlawful act or breach of Company policy discrimination or harassment against another employee of the Company or any affiliated or related company of the Company.  Except in the case of an event described in section (iii) of the definition of Cause, in the event that the Company has determined that there is Cause, the Company shall provide Executive with a written notification indicating the grounds for which the Company believes there is Cause, and the Executive shall have thirty (30) days to either cure such grounds or to provide evidence that no such Cause exists.  If such grounds are not cured, or if the Company still in good faith believes that Cause does exist as of the end of such thirty (30) day period, then the Company shall be able to terminate for Cause following such thirty (30) day period.  The Company shall have the right, in its sole discretion, to suspend Executive with pay during such thirty (30) day period.

(b)“Good Reason” means, if such event occurs without the Executive's consent in writing, (i) a material diminution in the nature or scope of the Executive's responsibilities, authorities, title or duties, (ii) a material reduction in the Executive's annual Base Salary from the annual Base Salary in effect in the immediately prior year, (iii) a reduction in the Quarterly Bonus, (iv) the Company materially violating any of its material obligations to Executive under this Agreement, or (v) the Company requiring the Executive to permanently relocate more than 100 miles from Richmond, Virginia.  Notwithstanding the foregoing, the Executive will not be deemed to have “Good Reason” to terminate this employment hereunder unless (i) the Executive provides the Board with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, (ii) the Company is given a period of thirty (30) days following receipt of such written notice to cure the applicable Good Reason condition, if susceptible to cure, and (iii) the Executive actually terminates employment within ninety (90) days following the expiration of the Company's thirty (30)-day cure period described above.  If the Executive does not so terminate, any claim of such circumstances of “Good Reason” shall be deemed irrevocably waived by the Executive.

(c)“IPO” means (i) an initial public offering and sale of any securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), (ii) a transaction pursuant to which the Company merges with or into a direct or indirect subsidiary of, or effects a share exchange with, an issuer subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act (including, without limitation, a transaction with a  special purpose acquisition company), following which, holders of the securities of the Company prior to such transaction receive as consideration therefor equity securities of such issuer, (iii) the registration of any securities of the Company under Section 12 of the Exchange Act (whether pursuant to the filing of a Form 10 or Form 8-A under the Exchange Act, any successor forms thereto, or otherwise).

4.15No Trust or Fund Created.  Neither this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Executive.  The bonus and other payment obligations under this Agreement represents only the Company’s unfunded and unsecured promise to pay an amount to the Executive in the future.  To the extent that the Executive or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

5.Termination of Employment.

5.1General Termination Provisions.  The Employment Term and the Executive's employment hereunder may be terminated (a) by either the Company or the Executive at any time and for any reason on at least sixty (60) days advance written notice to the other party, (b) automatically upon the Executive's death, (c) by the Company in the event of the Executive's disability (as reasonably determined by the Company), (d) by the Executive for Good Reason, or (e) by the Company for Cause. Upon termination of the Executive's employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company under this Agreement.

5.2Payments in Case of all Terminations.  If Executive's employment with the Company is terminated for any reason, then Executive shall be entitled to payment for all accrued and unpaid Base Salary and Quarterly Bonus through the termination date and all unreimbursed documented business expenses and other amounts payable under this Agreement, incurred through the termination date in accordance with the policies and procedures adopted by the Board for reimbursement of such expenses, and payment and/or provision of all vested benefits to which Executive may be entitled through the termination date in accordance with the terms of applicable benefit or incentive compensation plans, policies or programs.  Except as otherwise specifically set forth in this Agreement, Executive shall not be entitled to any other salary, compensation or benefits after the termination date, except as specifically provided for in the Company's Employee Benefit Plans or as otherwise expressly required by applicable law.

5.3Payments in Case of Termination for Good Reason or Without Cause.  In addition to the payments in Section 5.2, so long as Executive is otherwise in compliance with Sections 7 through 9 hereof and executes a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company, if Executive's employment with the Company is terminated during the five year period from the Effective Date by the Company without Cause or by the Executive for Good Reason and a SoC Payment is not payable in connection with such termination, then in addition to the payments set forth in Section 5.2, Executive shall be entitled to: (A) payment of a prorated portion of the the Company’s general bonus program (if any is due in accordance with the Company's general bonus program), in each case, based on actual Company performance and the number of days Executive was employed in the calendar year in which Executive's employment was terminated, payable on the Payment Date and (B) payment of Base Salary for the period commencing on the termination date and ending on the date that is three (3) months from the termination date (the “Severance Period”).

5.4Equity, If any.  The treatment of outstanding equity awards, if any, shall, upon termination of the Executive's employment hereunder, be determined in accordance with the terms of the applicable plan and the applicable award agreements.

5.5Automatic Resignation.  Upon termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions (including as an officer or member of the Board (or a committee thereof), if applicable) that the Executive holds with the Company and any of its affiliates.  Upon such termination, the Company will use commercially reasonable efforts to promptly amend its regulatory filings which list Executive as an officer of the Company (such as those related to alcohol, gaming, and lottery) to remove Executive as a listed officer; but in no case shall the Company fail to remove Executive from all such applications within one year from the Termination Date.

5.6Section 280G.

(a)If any of the payments or benefits received or to be received by the Executive (all such payments collectively referred to herein as the “280G Payments”) constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 5.5, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(b)All calculations and determinations under this Section 5.6 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.6, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.6. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the CEO, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and for Executive’s time, to the extent that the Executive is required to spend substantial time on such matters.

7.Confidential Information. The Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any subsidiary (collectively, the “Confidential Information”) are the property of the Company or such subsidiary.  Executive agrees that he shall not disclose to any person, other than within Executive's good faith interpretation of the scope of his duties as Chief Financial Officer, or use for his own purposes any Confidential Information or any confidential or proprietary information of other Persons in the possession of the Company and/or its subsidiaries (“Third Party Information”), without the prior written consent of the Board or CEO, unless and to the extent that the (i) Confidential Information or Third Party Information becomes generally known to and available for use by the public, other than as a result of Executive's acts or omissions or (ii) the disclosure of such Confidential Information is required by law, in which case Executive shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed.  The Executive shall deliver to the Company on his termination date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, or the business of the Company or any or its subsidiaries which he may then possess or have under his control.

8.Proprietary Rights.

8.1Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to U.S. and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

8.2Work Made for Hire; Assignment.  The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company.  To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world.  Nothing contained in this Agreement shall be construed to reduce or limit the

Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

8.3Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

9.Non-Compete, Non-Solicitation, Non-Disparagement.

9.1Non-Competition. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and/or its subsidiaries he will become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries, and therefore, the Executive agrees that during the Non-Compete Period he shall not engage in Competition with the Company.  As used herein, “Non-Compete Period” means during the Employment Term and for a period of (i) if Executive’s employment is terminated for Cause or resigned without Good Reason: twelve (12) months following the last day of Executive’s employment or (ii) if Executive’s employment is terminated without Cause or Executive resigns with Good Reason: the Severance Period.  As used herein, “Competition” means to directly or indirectly, in a competitive capacity, own any interest in, manage, operate, control, invest or acquire an interest in, participate in, consult with, render services for, operate or in any manner engage, in a competitive capacity, in any Competitive Business (including any division, group or franchise of a larger organization which is a Competitive Business), whether as a proprietor, owner, member, partner, stockholder, director, manager, officer, executive, consultant, joint venture, investor, sales representative or other participant, that competes with the Company or any of its subsidiaries, in any of the states in which the Company or any of its subsidiaries operates on the date in question (if during the Employment Term) or on the last day of Executive's employment (if on or following the employment termination date).  Nothing herein shall prohibit the Executive from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.  As used herein, “Competitive Business” means a business that operates any of the following: (i) retail convenience stores (with or without fuel), (ii) gas stations (whether or not attached to a convenience store), and (iii) dollar stores.  With respect to “convenience stores,” such term means any business listed on the “Top 202 Convenience Stores” published by CSP News, or such successor publication.  If no such publication exists, it shall mean the convenience stores on such list as of the last date such list was published.

9.2Non-Solicitation of Employees. During the Employment Term and for a period of twelve (12) months following the last day of his employment (“Non-Solicit Period”), the Executive shall not directly or indirectly or through another Person (i) induce or attempt to induce any executive or consultant of the Company or any subsidiary of the Company to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any executive thereof; or (ii) hire any Person who was an executive of the Company or any subsidiary of the Company at any time during the twelve (12) month period immediately preceding the last day of the Executive's employment.

9.3Non-Solicitation of Customers and Suppliers. The Executive further agrees that during the Non-Solicit Period, he will not directly or indirectly induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary of the Company to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.

9.4Non-Disparagement. The Executive shall not make any disparaging statements or communications regarding the Company, its subsidiaries, and/or their officers, managers, executives, agents, or products; provided, however, that such restriction shall not prohibit or constrain truthful testimony compelled by valid legal process or valid dispute resolution process.  Company agrees to direct its directors, managers, officers and executives to refrain from making disparaging statements or communications regarding the Executive, provided, however, that Company shall have no liability for any such disparaging statements or communications that its directors, managers, executives or officers may make notwithstanding such direction.

10.Enforcement.  If, at the time of enforcement of Section 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum time period, scope or geographical area reasonable under such circumstances shall be substituted for the stated time period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum time period, scope and/or area permitted by law.  Because the Executive's services are unique and because the Executive has access to Confidential Information, the parties hereto agree that the Company would suffer irreparable harm from a breach of Sections 7, 8 or 9 by the Executive and that money damages would not be an adequate remedy for any such breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  In addition, in the event of a breach or violation by

Executive of Section 9.1, 9.2, or 9.3, the Non-Compete Period and Non-Solicit Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.  Executive acknowledges that the restrictions contained in Sections 7-9 are reasonable.

11.Arbitration. Any dispute, controversy, or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration to be held in Richmond, Virginia.  The Company shall pay all arbitration related fees and costs, but not attorney’s fees subject to the provision below. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.  The parties further agree that if the arbitral award concludes that either party is in violation, breach or nonperformance of any of the terms of this Agreement, the non-prevailing party shall pay the reasonable attorneys' fees of the prevailing party.

12.Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Virginia without regard to conflicts of law principles. Subject to Section 11, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the Commonwealth of Virginia, county of Henrico or City of Richmond. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.  EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE'S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE'S OR THE COMPANY'S PERFORMANCE UNDER, OR THE ENFORCEMENT OF THIS AGREEMENT.

13.Entire Agreement. Unless specifically provided herein, this Agreement and GPM’s Employee Handbook and policies applicable to all employees from time to time, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, the Executive Employment Agreement dated April 1, 2014 (the “Prior Agreement”). The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

14.Mutual Release Under Prior Agreement.

14.1The Executive, on behalf of the Executive’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, does hereby release and forever discharge the Company, its parents, subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with the Executive’s employment, whether for tort or breach of the Prior Agreement.

14.2The Company does hereby release and forever discharge the Executive from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with the Executive’s employment, whether for tort or breach of the Prior Agreement.

14.3The mutual releases in this Section 14 shall not apply to (i) any rights or claims that may arise as a result of events occurring after the Effective Date, (ii) any indemnification rights the Executive may have as a current or former officer of the Company or its subsidiaries or affiliated companies under the limited liability company agreement of the Company, as the same may be amended from time to time, or any other agreement or statute, (iii) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, or (iv) any claims under the Age Discrimination in Employment Act, or which otherwise cannot be released under law.

15.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by (a) the Executive, on the one hand, and (b) by (i) the CEO and (ii) either (x) General Counsel, or (y) SVP of Human Resources of the Company, on the other hand. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.Section 409A.

19.1General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

19.2Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the termination date or, if earlier, on the Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

19.3Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

19.4Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

20.Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated, or possible future employer.

21.Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

22.Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, VA 23227

Attn: General Counsel

If to the Executive:

Don Bassell

9566 Plateau Place

Mechanicsville, VA 23116

23.Representations of the Executive. The Executive represents and warrants to the Company that: (i) he Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound; and (ii) the Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

24.Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

25.Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

26.Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GPM INVESTMENTS, LLC
By: /s/ Arie Kotler_______________ Name: Arie Kotler Title: CEO By: /s/ Maury Bricks _____________ Name: Maury Bricks Title: General Counsel
_/s/ Donald Polk Bassell____________ DONALD POLK BASSELL